Exhibit 10.2
THIS AGREEMENT is made the fourth day of October, Two Thousand and Seven
BETWEEN:
(1)	Ken Frizelle, Trevor Frizelle, Kevin Frizelle, James Frizelle and Dianne Frizelle trading in partnership as Sterilab Services (“the Vendor”) and
(2)	Trinity Biotech (UK Sales) Limited (Company Number 4524238) whose registered office is at Salisbury House, 54 Queens Road, Reading, RG1 4AZ (“the Purchaser”)
WHEREAS
(A)	The Vendor carries on the Business under the Business Name
(B)	The Vendor has agreed with the Purchaser for the sale to the Purchaser of the business and of its assets on the terms set out in this Agreement
NOW IT IS HEREBY AGREED as follows:
1.	DEFINITIONS
1.1.	In this Agreement
1.1.1.	“the Assets” means collectively the Goodwill, Fixtures and Fittings, Field Instrumentation and the Stocks
1.1.2.	“the Book Debts” means all book and other debts accrued or accruing due to the Vendor in respect of the Business as at the Completion Date
1.1.3.
“the Business” means the professional products business of the Vendor being the sales and distribution of Trinity infectious disease diagnostic products carried on under the Business Name at the date of this agreement

1.1.4.	“the Business Name” means “Sterilab” and/or “Sterilab Services”
1.1.5.	“Completion” means the performance by the parties hereto of their respective obligations under the terms of this Agreement

1.1.6.	“Completion Date” means the date set out in clause 7

1.1.7.	“Creditors” means the aggregate amount owed by the Vendor in connection with the Business to the Completion Date
1.1.8.
“Disclosed” means fairly disclosed in such manner and with sufficient detail as would enable a reasonable purchaser to make a reasonably informed and accurate assessment of the nature and scope of the matter concerned

1.1.9.	“Disclosure Letter” means the letter from the Vendors to the Purchaser of even date herewith
1.1.10.	“the Distribution Agreement” means the distribution agreement entered into on 14 January 2003 and made between Trinity Biotech Manufacturing Limited and the Vendor.
1.1.11.	“The Employees” means the persons engaged in the Business as at the Completion Date whose names and details are listed in Schedule 1

1.1.12.	“the Fixtures and Fittings” means the items listed in Schedule 2 hereto
1.1.13.
“Field Instrumentation” means instruments owned by the Vendor which are located at customers’ premises and are using reagents supplied by the Vendor. The details of these instruments are shown in Schedule 3.

1.1.14.
“the Goodwill” means the goodwill of the Vendor in connection with the Business and the exclusive right for the Purchaser or its assignee to represent himself as carrying on the Business in succession to the Vendor and the right to all lists of customers and suppliers of the Business, standing orders and other documents and records relating exclusively to the Business

1.1.15.	“the Liabilities” means the liabilities of the Business outstanding at the Completion Date
1.1.16.	“Nominated Account” means account no 10104418, Sort Code 16-20-36, Account Name Sterilab Services UK, Royal Bank of Scotland, Harrogate
1.1.17.	“the Purchaser’s Solicitors” means Barrett & Co of 54 Queens Road, Reading, RG1 4AZ (Ref SAB)

1.1.18.	“the Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006
1.1.19.	“the Stocks” means the stock-in-trade of the Business at the Completion Date and printed promotional material related exclusively to the Business
1.1.20.	“the Vendor’s Solicitors” mean Dickinson Dees of 121 The Mount, York, YO24 1DU (Ref PA)
1.1.21.	“the Warranties” means the warranties representations and undertakings set out in clause 17 and Schedule 6
1.1.22.	“Warranty Claim” means any claim by the Purchaser for breach of any of the Warranties
1.2.
The headings in this Agreement are for convenience only and shall not affect the interpretation hereof. References in this Agreement to clauses recitals or schedules are to clauses of and recitals or schedules to this Agreement unless otherwise expressly stated. Unless the context otherwise requires the singular shall include the plural and vice versa the masculine shall include the feminine and references to persons shall include bodies corporate unincorporated associations and partnerships. References in this Agreement to any statute or statutory provision shall include any statute or statutory provision which amends extends consolidates or replaces the same or which has been amended extended consolidated or replaced by the same and shall include any order regulation instrument or other subordinate legislation made under the relevant statute or statutory instrument. Where the Purchaser includes one or more persons any covenant given by the Purchaser is on a joint and several basis

2.	AGREEMENT FOR THE SALE AND PURCHASE
Subject to the provisions of this Agreement the Vendor shall sell with full title guarantee and the Purchaser relying on the Warranties shall purchase free from all charges liens and encumbrances with effect from the Completion Date the Business as a going concern comprising the following assets for the consideration of £660,000 to which shall be added the additional consideration for goodwill as set out in paragraphs 1.2 and 1.3 of Schedule 4 in respect of Sales and Incremental Sales if any and in respect of Stock all of which shall be calculated and paid in accordance with Schedule 4 and which shall be in respect of the following assets:
2.1	The Goodwill

2.2	The Fixtures and fittings as listed in Schedule 2

2.3	The Field Equipment as listed in Schedule 3
2.4
The Stocks calculated as in Schedule 4. In the event that acquired stocks with a shelf life of less than 6 months on acquisition is not subsequently sold to third parties by the Purchaser before expiry the Vendor will reimburse the Purchaser at cost for any such stock items provided that the Purchaser shall use reasonable efforts to sell acquisition stock before selling stock acquired after completion.

2.5
all lists and data and particulars of suppliers, clients and customers, sales and stock records, customer standing orders, price lists, catalogues, sales brochures, sales literature and publicity material of the Business, technical know-how and all other documents relating exclusively to the Business as the Purchaser may reasonably require to enable it effectively to carry on the same in succession to the Vendor.

2.6
without in any way limiting the generality of the foregoing all other assets (if any) of whatever nature employed exclusively in the Business at the Completion Date but excluding the Excluded Assets referred to in clause 4.

3.	PASSING OF RISK AND TITLE
3.1.	The risk and property in the Fixtures and Fittings shall not pass to the Purchaser until the Completion Date
3.2.
Notwithstanding anything hereinbefore contained to the extent that any of the Assets hereby agreed to be sold are the subject of a lease and/or hire agreements and cannot effectively be transferred to the Purchaser except with the consent of or by an agreement of novation with one or more third parties the obligation of the Vendor to transfer the same shall be conditional upon the consent of such third parties being received or (as the case may be) such novation being effected and until such consent has been received or such novation has been effected the Purchaser shall pending the transfer thereof perform all the obligations of the Vendor under such lease or hire agreement and indemnify the Vendor against all liabilities thereunder

4.	EXCLUDED ASSETS AND LIABILITIES

There shall be excluded from the sale and purchase and be retained by the Vendor:
4.1.	all the statutory books and statutory records of the Vendor
4.2.	all Book Debts and other debts (including VAT thereon) accrued or accruing due to the Vendor in respect of the Business up to Completion
4.3.	cash in hand or at the Bank at Completion
4.4.	any amounts recoverable or payable in respect of taxation including Value Added Tax attributable to periods ending on or before Completion
4.5.	the Liabilities and the Creditors
5.	APPORTIONMENTS OF PERIODICAL CHARGES AND ADJUSTMENTS TO THE AMOUNT OF THE CONSIDERATION
All periodical charges and outgoings of the Business shall be apportioned on a time basis so that such part of the relevant charges attributable to the period ending on Completion shall be borne by the Vendor (as the case may require) and such part of the relevant charges attributable to the period commencing on the day following Completion shall be borne by the Purchaser to the extent such obligations are being assumed by the Purchaser
6.	EMPLOYEES
The parties hereto acknowledge that no Employees are to transfer to the Purchaser but:
6.1.
The Vendor shall indemnify the Purchaser against each and every cost claim liability expense or demand arising from any claim or allegation by an Employee that in consequence of the sale of the Business to the Purchaser there has been or will be a substantial change in such Employee’s working conditions to his detriment

6.2.
If any contract of employment or engagement has effect as if originally made between the Purchaser and any person or body or their representatives as a result of the provisions of the Regulations or otherwise:

6.2.1.	the Purchaser may terminate such contract or agreement and

6.2.2.
the Vendor shall indemnify and hold the Purchaser harmless against each and every cost, claim, liability, expense or demand (including any liability to taxation and legal and other professional fees and expenses) that the Purchaser may suffer, incur, sustain or pay:

(a)	by reason of, on account of or arising out of such termination or

(b)	arising from such contract either before or after the Completion Date if the Purchaser does not terminate such contract
7.	COMPLETION
The purchase shall be completed on the         day of          Two Thousand and Seven
8.	COMPLETION DETAILS
8.1.
Completion of the sale and purchase hereby agreed shall take place on the Completion Date at the offices of the Vendor’s Solicitors or at such other time and/or place as the Vendor’s Solicitors and the Purchaser’s Solicitors may mutually agree or at such other place as the Vendor’s Solicitors may reasonably require

8.2.	At Completion
8.2.1.	The Vendor shall place the Purchaser in effective possession and control of the Business and cause to be delivered to the Purchaser all the Assets which are capable of passing by delivery

8.2.2.
The Vendor and the Purchaser shall enter into a Deed Of Novation of the Distribution Agreement and the Purchaser shall procure that Trinity Biotech Manufacturing Limited shall enter into the Deed of Novation

8.2.3.	The Vendor shall deliver to the Purchaser
8.2.3.1.	a duly executed Assignment of the Goodwill

8.2.3.2.	all relevant information relating to the customers and suppliers of the Business, including, but not limited to, detailed sales histories by customer

8.2.3.3.	all sales publications, advertising and promotional material and terms and conditions of sale which relate exclusively to the Business, including a soft copy of the most recent sales brochure

8.2.3.4.	Certificates of Non-Crystallisation relating to all financial charges Mortgages or Debentures over the Assets
8.3.
In return at Completion the Purchaser shall deliver to the Vendor’s Solicitors (who are irrevocably authorised to receive the same) by telegraphic transfer to the Nominated Amount the sums due to the Vendor hereunder pursuant to Clause 2 hereof

8.4.
The Purchaser and Vendor shall undertake a joint stock take on the basis set out in paragraph 3 of Schedule 4 on Completion and both parties shall agree the quantities of Stock acquired for the purposes of calculating sums due to the Vendor in respect of the Stock

8.5.
Within 30 days of Completion the Purchaser shall deliver to the Vendor’s Solicitors (who are irrevocably authorised to receive the same) by telegraphic transfer to the Nominated Account the sums due to the Vendor hereunder in respect of the Stocks pursuant to Clause 8.4 hereof less any sums due to Trinity Biotech Manufacturing Limited at Completion under the terms of the Distribution Agreement

8.6.
Within 30 days of Completion the Purchaser shall pay to the Vendor by telegraphic transfer to the Nominated Account any additional goodwill consideration due in respect of Sales and Incremental Sales such additional consideration to be calculated in accordance with paragraphs 1.2 and 1.3 of Schedule 4.

9.	NO REPRESENTATION
The Purchaser admits that he has inspected the Fixtures and Fittings and the Stock and that he has entered into this Agreement solely on the basis of that inspection and the terms of this Agreement and not in reliance upon any other representation whether written or oral or implied made by or on behalf of the Vendor other than such of the written information given to the Purchaser or Purchaser’s Solicitors in reply to enquiries before contract or in reply to observations thereon
10.	NON MERGER
This Agreement shall as to any of its provisions remaining to be performed or capable of having effect following completion of the sale and purchase hereby agreed remain in full force and effect notwithstanding completion of the sale and purchase
11.	INTEREST
Interest on the balance of the payments referred to in Clause 2 which are not paid on their due date shall accrue interest at the rate of 4% above National Westminster Bank plc base rate from time to time
12.	V.A.T
The Vendor and Purchaser acknowledge and agree that the sale represents the transfer of a business (or part of a business) as a going concern. The parties intend that the Value Added Tax Act 1994 Section 49 (“Section 49”) and the Value Added Tax (Special Provision) Order 1995 Article 5 as amended (“Article 5”) shall apply to the transfer of the Business and
12.1.
the Parties shall use all reasonable endeavours to secure that pursuant to Section 49 and Article 5 the sale of the Business is treated as neither a supply of goods nor a supply of services for the purposes of VAT

12.2.	on Completion the Vendor shall deliver to the Purchaser all records relating to the Business referred to in Section 49

12.3.	the Vendor warrants to the Purchaser that they are and will at completion be duly registered for the purposes of VAT

12.4.	The Purchaser warrants that either:-
12.4.1.	he is and will at completion be duly registered for the purpose of VAT; or

12.4.2.	he will be (as a result of completion) a taxable person for VAT purposes (within the meaning of Section 3 of the Value Added Tax Act 1994)
12.5.
In the event that VAT is chargeable on the transfer of any of the Assets pursuant to this agreement then subject to the receipt by the Purchaser of a valid VAT invoice or invoices relating to such Assets the Purchaser shall pay to the Vendor (in addition to the consideration referred to in clause 2)

12.5.1.	an amount equal to the amount of VAT payable in respect of the same; together with

12.5.2.
any penalty or interest incurred for late payment of such tax but only to the extent that such late payment is caused by a breach by the Purchaser of the warranty contained in clause 12.4 or by any failure by the Purchaser to fulfil or properly and timeously carry out any obligation imposed upon him by this clause 12

13.	VENDOR’S OBLIGATIONS AT AND AFTER COMPLETION
13.1.
The Vendor will immediately after the Completion Date cease to carry on the Business but (subject always to its obligations under the Insolvency Act 1986) will promptly pay all creditors in a manner consistent with the way it did so prior to Completion

13.2.
The Vendor will at the request of the Purchaser and on reasonable notice be available for a period of three months following the Completion Date to assist in the transition of the customer base and/or to provide at cost consultancy services to the Purchaser in order to assist Purchaser in its dealings with the Vendors customers so as to seek to preserve the entirety of the Goodwill for the benefit of the Purchaser

14.	THE BOOK DEBTS
14.1.	The Book Debts as at Completion shall remain respectively the property and responsibility of the Vendor
14.2.
The Vendor shall be entitled to collect the sums due to it from debtors for its own account but the Vendor undertakes to the Purchaser that it will not issue or threaten to issue any court or insolvency proceedings against any debtor in relation to any Book Debt without giving at least 28 days prior written notice of its intention to do so to the Purchaser and the Purchaser shall have the right to purchase the Book Debt in question against payment to the Vendor of the full nominal amount thereof and the Vendor shall not issue or threaten to issue any court or insolvency proceedings until the expiration of the said period of 28 days.

14.3.	The Vendor shall inform Purchaser of any amounts received by Vendor from customers in respect of post acquisition sales and shall remit such amounts promptly to the Purchaser on a weekly basis
15.	CREDITORS AND LIABILITIES
15.1.
The Vendor shall promptly discharge the Creditors and Liabilities and notwithstanding Completion shall be solely responsible for all debts payable by and claims outstanding against the Vendor or the Business to and including the Completion Date including (without limitation) all sums payable under taxation statues and other expenses. The Vendor agrees to indemnify the Purchaser fully at all times from and against any and all claims actions proceedings demands liabilities costs and expenses in connection with any of the Creditors or the Liabilities

15.2.	The Vendor shall:
15.2.1.
remain liable for and indemnify the Purchaser against claims by third parties in respect of any goods or services supplied by the Vendor and any third party liabilities including without limitation all reasonable, costs, claims, expenses which it may incur as a result of anything done or omitted to be done by the Vendor prior to the Completion Date in relation to the Assets, the employees or the Business

15.2.2.
upon becoming aware of any such claim the Vendor will promptly give notice of it to the Purchaser and shall not take any steps which might reasonably be expected to damage the commercial interest of the Purchaser without prior consultation with the Purchaser

15.3.	The liability of the Vendor under clause 15.2.1 shall extend to any settlement by the Purchaser of a claim (including costs) made with the written approval of the Vendor
16.	TITLE
The Vendor shall take all necessary steps and co-operate fully with the Purchaser to ensure that it obtains the full benefit of the Business and Assets and shall execute such documents and take such other steps (or procure other necessary parties so to do) as are reasonably necessary or appropriate for vesting in the Purchaser all its rights and interests in the Assets
17.	WARRANTIES
17.1.
The Vendor hereby undertakes represents and warrants to the Purchaser that save as Disclosed in the Disclosure Letter each of the Warranties and of the statements set out herein is at the date hereof true and accurate in all material respects

17.2.	The Purchaser is entering this Agreement in reliance upon each of the Warranties which the Vendor acknowledges
17.3.	The Warranties shall remain in full force and effect after Completion
17.4.	Each of the Warranties shall be construed as a separate and independent Warranty and shall not be limited by reference to any other Warranty
17.5.
The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by completion of the purchase of the Assets by any investigation made by or on behalf of the Purchaser into the affairs of the Vendor by the Purchaser failing to exercise or delaying the exercise of any of its rights or remedies or by any other event or matter whatsoever except a specific and duly authorised written waiver or release

17.6.
Any Warranty qualified by expression such as “to the best of the Vendor’s knowledge information and belief” or by references to the awareness of the Vendor shall be deemed to include a statement that it is made after due and careful inquiry of Ken Frizelle, Trevor Frizelle, Kevin Frizelle, James Frizelle or Dianne Frizelle .

18.	WARRANTY LIMITATIONS
18.1.	The Vendor shall not be liable under any provision in this Agreement:-
18.1.1.	to the extent that the facts which might result in a claim or possible claim are disclosed or referred to in the Disclosure Letter;
18.1.2.	to the extent that a claim arises wholly or partly:-
18.1.2.1.	from an act or omission occurring at the request of or with the consent of the Purchaser;

18.1.2.2.	from an act or omission compelled by law;
18.1.2.3.
as a result of the failure on the part of the Purchaser to make any claim, election, surrender or disclaimer or give notice or consent to do any other thing under the provisions of any law or regulation relating to Taxation after Completion;

18.1.2.4.	from any change in the nature of the Business or in the manner of conducting the Business after Completion;
18.2.	to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost to the Purchaser;
18.3.
to the extent to which the claim in question would not have arisen but for any matter or thing done or omitted to be done by the Purchaser or persons deriving title from the Purchaser on or after Completion;

18.4.	The Vendor shall not be liable in respect of any claim under this Agreement or in respect of any misrepresentation relating to the sale of the Assets unless:-
18.4.1.	the Vendor receives written notice of the claim which:-
18.4.1.1.	is served on the Vendor before the first anniversary of the date of Completion;
18.4.1.2.	refers to the Warranty or provision in this Agreement or any misrepresentation relating to the sale of the Assets which the Purchaser alleges has been breached or upon which the Purchaser relies; and
18.4.1.3.	gives reasonable details of the facts or events then known to the Purchaser which the Purchaser alleges constitute the breach or give rise to the claim;
18.4.1.4.
(subject to the Vendor and the Purchaser otherwise agreeing in writing) court proceedings have been issued and properly served by the Purchaser against the Vendor in respect of such claim within the period of 3 months immediately following notification under clause 18.8

18.5.
The aggregate liability of the Vendor in respect of all claims under this Agreement or any misrepresentation relating to the sale of the Assets shall in no event exceeds 50(fifty) per cent of the purchase price set out in clause 2 above and no amount shall be payable by the Vendor in respect of any such claim unless the amount of such claim exceeds £10,000 (a “Qualifying Claim”).

18.6.
If the Vendor at any time pays to the Purchaser an amount pursuant to a claim under the provisions of this Agreement or in connection with any misrepresentation relating to the sale of the Assets and the Purchaser subsequently becomes entitled to recover from some other person any sum in respect of any matter giving rise to such claim the Purchaser shall take necessary steps to enforce such recovery and shall immediately repay to the Vendor so much of the amount paid by the Vendor to the Purchaser as does not exceed the sum recovered from such other person less all costs, charges and expenses incurred by the Purchaser in recovering that sum from such other person.

18.7.
The Purchaser shall inform the Vendor in writing of any event which comes to the notice of the Purchaser or the Business whereby it appears that the Vendor is or is likely to become liable under the provisions of this Agreement or any misrepresentation relating to the sale of the Assets within twenty eight Business Days from the day upon which such event is recognised by the Purchaser as being likely to give rise to a claim under this Agreement or in connection with any misrepresentation relating to the sale of the Assets. Where no notice is given by the Purchaser to the Vendor, this will not prejudice any claim by the Purchaser happening before the first anniversary of the date of Completion, unless absence of such notice is deemed to prejudice the Vendor’s own position. The Purchaser shall take such action and give such information and assistance in connection with the affairs of the Business as the Vendor may reasonably request to assist the Vendor to avoid, dispute, resist, mitigate, compromise, defend or appeal against any claim in respect thereof and any adjudication with respect thereto. The Vendor agrees to indemnify the Purchaser against any costs arising in connection with such action. The conduct of any proceedings arising in connection with any such claim shall be carried out by the Vendor provided always that where any party to such proceedings (other than the Vendor) is at the time such proceedings are commenced or are being pursued a material customer or supplier of the Business the Vendor will consult with the Purchaser in relation to the conduct of such proceedings.

18.8.
Where any claim against the Vendor under this Agreement or any misrepresentation relating to the sale of the Business or the Assets arises in connection with a claim of any nature made by a third party against the Purchaser or where the liability of the Vendor in connection with any claim made against it under this Agreement or any misrepresentation relating to the sale of the Business or the Assets, may be reduced by exercise by the Purchaser of any rights which it might have against a third party, the negotiations relating to and the conduct of any proceedings arising in connection with any such claim or the exercise of such rights shall, if the Vendor requires and if the Vendor agrees to indemnify the Purchaser against any costs arising in connection with such claim or the exercise of such rights, be carried out by the Vendor, provided always that where any party to such proceedings (other than the Vendor) is at the time such proceedings are commenced or are being pursued by a material customer or supplier of the Business, the Vendor will consult with the Purchaser in relation to the conduct of the proceedings. The Purchaser shall take such action and give such information and assistance in connection with the affairs of the Business as the Vendor may reasonably request to assist the Vendor to avoid, dispute, resist, mitigate, compromise, defend or appeal against any claim in respect thereof or to exercise such rights.

19.	RESTRICTIONS
19.1.	The Vendor hereby undertakes with the Purchaser that he will not:
19.1.1.
for a period of 12 months from the Completion Date be directly or indirectly interested or concerned in or assist in carrying on any business undertaking company or firm carrying on any business within the United Kingdom which is directly competitive either with the Business or the Purchaser’s infectious disease business (whose products are listed in Appendix 1) as they are carried on at the date hereof PROVIDED that nothing herein contained shall prevent the Vendor from being the holder of or from being beneficially interested in any class of securities in any company if such class of securities is listed or dealt in on a recognised Stock Exchange or the Unlisted Securities Market of the Stock Exchange where the Vendor neither holds nor is beneficially interested in more than a total of five per centum of any single class of the securities in that company

19.1.2.
for a period of 12 months from Completion either on his own account or on behalf of any other person firm or company solicit orders or contracts for goods of similar type to those being provided by the Business or the Purchaser’s infectious disease business (whose products are listed in Appendix 1) at the date hereof from any person firm or company who or which is at the Completion Date or has been at any time within the twelve months prior to the Completion Date a customer of or supplier to the Business

19.1.3.
save as required to do so by law at any time hereafter make disclosure of or divulge to any third party any information of a secret or confidential nature relating to the Business or use such information for his own benefit or

19.1.4.
at any time hereafter in relation to a trade or business competitive or likely to be competitive with that the Business acquired by the Purchaser at the Completion Date use or allow to be used the Business Name.

19.2.
The restrictions contained in clause 19.1 have been carefully considered by the Vendor who accepts that they are reasonable and necessary for the proper protection of the Goodwill accordingly the benefit thereof may be assigned by the Purchaser and its successors in the Business but in the event that any of the restrictions shall be found to be unenforceable for whatever reason but would be valid if some part thereof were deleted or the period or area of application reduced such restriction shall apply with such modification as may be necessary to make it valid and effective and the remaining restrictions shall continue to bind the Vendor.

19.3.
Nothing in this clause 19 shall prevent the Vendor from continuing to sell, distribute, market and otherwise deal with the Excluded Products set out in Schedule 5 and such other products that are not competitive with the Business at the date of Completion

MISCELLANEOUS MATTERS IN RESPECT OF THE SALE OF THE BUSINESS
20.	The Vendor will carry on the Business in a reasonable manner up to Completion and knowingly do nothing which shall injure the goodwill thereof

21.
All books of account relating to the Business shall remain the property of the Vendor and retained by him but shall be made available for inspection by the Purchaser or his accountants at reasonable times upon request during the period between the date hereof and the date twelve months after the date of Completion

22.	INTERPRETATION GOVERNING LAW AND OTHER MISCELLANEOUS PROVISIONS
22.1.	No variations to this Agreement shall be effective unless in writing and signed by each party hereto
22.2.	This Agreement supersedes any previous agreement between the parties in relation to the matters dealt with herein and represents the entire understanding of the parties in relation thereto

22.3.	This Agreement shall be binding on the Vendor and the Purchaser their successors in title and assigns and personal representatives (as the case may be)
22.4.	This agreement shall be governed by English Law and the parties agree to submit to the exclusive jurisdiction of the English courts
22.4.1.
Any notice or other document to be given or sent hereunder shall be in writing and may be delivered personally or sent by first class registered post to the party to be served at that party’s address appearing in this Agreement or such other address as that party shall notify in writing to the other. Any such notice or document shall be deemed to have been served:

22.4.1.1.	if delivered at the time of delivery

22.4.1.2.	if posted at the expiration of forty-eight hours after the envelope containing the same shall have been put into the post
22.4.2.
In proving such service it shall be sufficient to prove (as the case may be) that delivery was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid first-class registered letter

AS WITNESS the hands of the parties hereto the day and year first above written

THE SCHEDULE hereinbefore referred to
SCHEDULE 1
The Employees
Paul Armitage

SCHEDULE 2
Fixtures & Fittings
Depreciated value as at 28-9-2007

• 1. Walk-in cold room	£1680.00

• 2. Cold room temperature recording chart	included in 1

• 3. Cold room racking and shelving	£345.00

• 4. Steel cupboards	£1.00

• 5. Literature storage units x 20	£1.00

• 6. Binding machine	£1.00

• 7. Safety step ladder	£105.00

SCHEDULE 3
Field Instrumentation
Amortised Value

28/9/2007

Beeblot Robotics Western Blot Processor No1	£2955.00

Beeblot Robotics Western Blot Processor No2	£4566.00

P800 Microplate Reader and Printer	£1738.00

SCHEDULE 4
Purchase Price and Payment
The purchase price shall be computed and paid as follows:
1. For Goodwill,
1.1 1.6 times the sales of the Business for the year ended 31 December 2006 being the sum of £648,608 (being 405,380 x 1.6) to be paid upon Completion
1.2 5% of the sales of the Business for the period 1 April 2007 to 30 September 2007, provided the sales for the period exceed the run rate for 2006. For illustrative purposes, if sales for the 12 month period ended 31 December 2006 are £390,000, sales must equal or exceed £195,000 for 6 months to 30 September 2007 for the 5% to be paid, and in such circumstances an amount of £9,750 would be payable (being 5% of £195,000). In the event that sales for the 6 month period ending 30 September 2007 are £220,000 an amount of £11,000 would be payable (being 5% of £220,000). Any amount due under this clause 1.2 shall be paid within 30 working days of completion.
1.3 In the event that the Vendors are entitled to receive the payment due pursuant to paragraph 1.2 above a further payment of 25% of the incremental sales of the Business during the 6 month period to 30 September 2007. This 25% incremental purchase consideration will only be payable in respect of new sales to existing customers and sales to new customers during the period. For example, if sales for the 6 month period to 30 September 2007 amount to £220,000, an incremental purchase consideration of £6,250 will be paid being 25% of the excess over £195,000 Any amount due under this clause 1.3 shall be paid within 30 working days of completion.

2. In calculating the amounts due under 1.2 and 1.3 above, the Business shall be conducted in accordance with normal terms and conditions. Specifically, orders which would otherwise be due for delivery in the period after 30 September 2007 shall not be delivered in advance of 30 September 2007; extended credit terms shall not be offered; and goods shall not be sold on a sale and return basis.
3. All useable stocks of the Business shall be acquired at cost. Any amount due under this clause shall be paid within 30 working days of completion. Cost shall mean the current Sterilab transfer price from Trinity Biotech Manufacturing Limited in Euro converted to Sterling at the Travillex/Reush exchange rate for Euro at completion. Usable stocks means that the products can be sold in the market to existing customers off existing run rates prior to expiration.
4. For Fixtures and Fittings and Field Instrumentation, the price shall be based on depreciated or amortised value as listed in Schedule 2 and 3 respectively. Amounts due under this clause shall be paid within 30 working days of completion.

SCHEDULE 5
EXCLUDED PRODUCTS
a)	Diagnostics for the following analytes: HIV, HTLV, Hepatitis markers, Malaria
b)	Rapid tests other than for analtyes for which Trinity Biotech has CE marked rapid tests as at the Completion Date
c)	Nucleic acid, PCR, molecular tests other than for analytes for which Trinity Biotech has CE marked Nucleic acid, PCR, molecular tests as at the Completion Date
d)	Bion and Apette products listed on pages 22 and 23 of the Vendor’s 2007 catalogue

SCHEDULE 6
Warranties
A	GENERAL
A1	Vendor’s other interests
The Vendor does not have any interest directly or indirectly in any business which is or is likely to be or become competitive with the Business
A2	Ownership of assets
(1)
The Vendor owns the Assets and has not parted with the ownership possession or control of or disposed or agreed to dispose of or granted or agreed to grant any option or right of pre-emption in respect of or offered for sale its estate or interest in any of the Assets

(2)
None of the Assets are subject to any encumbrance (including without limitation any debenture mortgage charge lien deposit by way of security bill of sale lease hire-purchase credit-sale or other agreement for payment on deferred terms option or right of pre-emption) or any agreement or commitment to give or create any of the foregoing

A3	Vulnerable antecedent transactions
The Vendor has not at any relevant time been party to a transaction pursuant to or as a result of which any of the Assets are liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person under the law of any relevant jurisdiction or country
A4	Litigation and defaults
(1)
The Vendor is not engaged in any litigation or arbitration proceedings affecting the Business or the Assets as plaintiff or defendant except as claimant for collection of debts and there are no such proceedings (as far as the Vendor is aware) pending or threatened by or against the Vendor

(2)	The Vendor does not know of anything which is likely to give rise to any litigation or arbitration proceedings by or against the Vendor affecting the Assets

(3)
There has not been any default by the Vendor under any agreement or arrangement to which it is a party in relation to the Assets or the Business and as far as the Vendor is aware no threat or claim of any such default has been made and is outstanding

(4)
The Business is not the subject of any investigation inquiry or enforcement proceedings or process by any governmental administrative or regulatory body in relation to the Assets or the Business nor is the Vendor aware of any thing which is likely to give rise to any such investigation inquiry proceedings or process

A5	Insolvency
(1)	No receiver or administrative receiver has been appointed in respect of the whole or any part of the assets or undertaking of the Vendor (including any of the Assets)
(2)	The Vendor has not stopped or suspended payment of its debts become unable to pay its debts or otherwise become insolvent in any relevant jurisdiction
(3)
No unsatisfied judgement order or award is outstanding against the Vendor in relation to the Business and no written demand under s.123(1)(a) of the Insolvency Act has been made against the Vendor and no distress or execution has been levied on or other process commenced against any part of the Assets

A6	Capacity and consequences of sale
(1)	The Vendor has the requisite power and authority to enter into and perform this agreement

(2)	Compliance with the terms of this agreement does not and will not:
(a)	conflict with or constitute a default under any provision of:
(i)	any agreement or instrument to which the Vendor is a party; or

(ii)
any loan to or mortgage created by the Vendor or any lien lease order judgment award injunction decree ordinance or regulation or any other restriction of any kind or character to which any of the Assets is subject or by which the Vendor is bound; or

(b)	relieve any other party to a contract with the Vendor in relation to the Business of its obligations or enable it to vary or terminate its obligations under that contract; or

(c)	result in the creation or imposition of any lien charge or encumbrance of any nature on any of the Assets
B	COMMERCIAL AND FINANCIAL
B1	Suppliers and customers
To the best of the knowledge information and belief of the Vendor
(1)	no supplier of the Business has ceased or will cease supplying the Business or has reduced or will reduce its supplies to the Business; and
(2)
no customer of the Business has in the last 12 months terminated or is intending to terminate any contract relating to the Business or to withdraw or reduce its custom with it after Completion or as a result of the proposed acquisition of the Business by the Purchaser

B2	Contracts and financials
(1)
The Purchaser (as successor to the Vendor) will not be required after the date of this agreement to undertake any work or supply any goods or services relating to the Business except on normal commercial terms under a contract entered into on or before the date of this agreement

(2)
No offer tender or the like in respect of the Business which is capable of being converted into an obligation of the Vendor by an acceptance or other act on some other person is outstanding except in the ordinary course of the Business

B3	Material contracts
The Vendor is not a party to any contract arrangement or obligation relating to the Business which whether by reason of its nature term scope price or otherwise is or is likely to be of material importance to the Business or the profitability of the Business or which:
(1)	is not in the ordinary course of trading of the Business; or

(2)	is incapable of performance in accordance with its terms within six months of the date on which it was entered into or undertaken; or

(3)	is expected to result in a loss on completion of performance; or

(4)	is of an onerous nature or cannot be fulfilled or performed on time and without undue or unusual expenditure of money and effort; or
B4	Agencies etc
The Vendor is not in relation to the Business a party to:
(1)	save for the Distribution Agreement any agency distributorship marketing purchasing manufacturing or licensing agreement or arrangement; or
(2)	any agreement or arrangement which restricts its freedom to carry on the whole or any part of the Business in any part of the world in such manner as it thinks fit
C	ASSETS
C1
The Vendor has good and marketable title to all of the Assets and the Vendor owns absolutely all such Assets free from and not subject to any agreement or commitment to give or create any mortgage charge lien option bill of sale or any other encumbrance or claim of any kind and in particular none of the Stocks are subject to any reservation of title in favour of any third party or purchased generally on terms that ownership does not pass to the relevant Seller until full payment is made by it to the supplier

C2
The Stocks have been fully paid for by the Vendor and are of satisfactory quality readily realisable and saleable at normal selling prices in the ordinary course of the Business and will have a minimum remaining shelf life of 3 months from the Completion Date

C3	The Stocks are sufficient for the normal requirements of the Business

D	POWERS OF ATTORNEY

There are in force no powers of attorney given by the Vendor in connection with the conduct of the Business. No person as agent or otherwise is entitled or authorised to enter into any contract commitment or obligation on behalf of the Business which is not in the ordinary course of such Business

E	BUSINESS NAMES

The Vendor uses no name for any purpose in connection with the Business other than the Business Name.
F	MATERIAL INFORMATION
To the best of the Vendor’s knowledge information and belief there is
F1	No fact or matter material to the value of the Assets or materially affecting the aggregate value of such Assets; and
F2
no fact or matter materially affecting the trading of the Business which has not been disclosed to the Purchaser and the disclosure of which might reasonably be expected materially to affect the willingness of the Purchaser to purchase such Assets at the aggregate price or the terms on which the purchase is made

SIGNED as a Deed by Kenneth Alfred Frizelle in the presence of
Signature of Witness:
Name:
Address:
Occupation
SIGNED as a Deed by Trevor Frizelle in the presence of
Signature of Witness:
Name:
Address:
Occupation:
SIGNED as a Deed by Kevin Frizelle in the presence of
Signature of Witness:
Name:
Address:
Occupation:

SIGNED as a Deed by James Frizelle in the presence of
Signature of Witness:
Name:
Address:
Occupation:
SIGNED as a Deed by Dianne Margaret Frizelle in the presence of
Signature of Witness:
Name:
Address:
Occupation:
EXECUTED as a Deed by Trinity Biotech (UK Sales) Limited acting by its Director and Secretary or two Directors
Director:
Director/Secretary: